      As filed with the Securities and Exchange Commission on May 9, 2002.

                              Registration No. 333-
                              ---------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                   ITXC CORP.
                            (Exact name of Registrant
                           as specified in its charter)


              Delaware                                        22-3531960
  (State or Other Jurisdiction of                       (I.R.S. Employer or
   Incorporation or Organization)                        Identification No.)

                              750 College Road East
                           Princeton, New Jersey 08540
                                 (609) 750-3333

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)


                             Theodore M. Weitz, Esq.
                                   ITXC CORP.
                              750 College Road East
                           Princeton, New Jersey 08540
                                 (609) 750-3333

 (Name, address including zip code, and telephone number, including area code, of agent for service)


                                 with copies to:

                            Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

                                                        Proposed  Maximum       Proposed Maximum
Title of Each Class of             Amount to be          Aggregate Price       Aggregate Offering            Amount of
Securities to be Registered         Registered             Per Share (1)            Price (1)            Registration Fee
---------------------------         ----------             -------------            ---------            ----------------
Common Stock,  par value
$.001 per share                   533,701 Shares               $4.75              $2,535,080                   $234

(1) This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of determining the registration fee. The above calculation is based on the average of the high and low prices of the Registrant's common stock on May 3, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to completion, dated May 9, 2002.

PROSPECTUS

                                   ITXC CORP.

                         533,701 Shares of Common Stock

                       ----------------------------------

         This prospectus relates to 533,701 shares of common stock, par value $0.001 per share, of ITXC Corp., a Delaware corporation. The shares may be offered and sold from time to time by a stockholder of ITXC identified in this prospectus under the heading "Selling Stockholder". We issued the common stock to the selling stockholder in connection with our purchase, through a subsidiary, of assets related to its wholesale telephony business in May 2002. This prospectus will be used by the selling stockholder to resell its common stock at market prices prevailing at the time of sale, fixed or varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from this offering.

         On May 2, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $4.94 per share. The common stock is listed under the symbol "ITXC".

         The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     This prospectus is dated         .


You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                TABLE OF CONTENTS

                                                                          Page

WHERE YOU CAN FIND MORE INFORMATION ....................................    1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION ............    3
SUMMARY ................................................................    4
RISK FACTORS ...........................................................    6
USE OF PROCEEDS ........................................................   19
DESCRIPTION OF COMMON STOCK ............................................   20
SELLING STOCKHOLDER ....................................................   23
PLAN OF DISTRIBUTION ...................................................   24
LEGAL MATTERS ..........................................................   25
EXPERTS ................................................................   25

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. You may read and copy this information, for a copying fee, at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services, from the Nasdaq National Market and at the web site maintained by the Commission at http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3 to register with the Commission the resale of the shares of our common stock described in this prospectus. This prospectus is part of that registration statement, and provides you with a general description of the shares of common stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about ITXC and the shares of common stock being registered.

         The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus. The prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about ITXC.

               o Our Annual Report on Form 10-K for the year ended December 31, 2001.

               o Our proxy statement on Schedule 14-A submitted to stockholders in connection with our 2002 annual meeting of stockholders.

               o Our description of ITXC's common stock contained in our Registration Statement on Form 8-A, filed on July 16, 1999 (SEC File No. 000-26739), which incorporates by reference the section entitled "Description of Capital Stock" in our Registration Statement on Form S-1 (SEC File No. 333-80411), filed on June 10, 1999, and including any amendment or report filed for the purpose of updating such description.

         We are also incorporating by reference additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of this offering. If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, except exhibits, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. Stockholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from:

                                   ITXC Corp.
                       Attention: Chief Financial Officer
                              750 College Road East
                           Princeton, New Jersey 08540
                                 (609) 750-3333

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

            Certain information contained in this prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial condition. "Forward-looking statements" consist of all non-historical information, and the analysis of historical information. The words "could", "expects", "anticipates", "objective", "plan", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases may identify such forward-looking statements. Actual results could differ materially from those projected in our forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, unanticipated technological difficulties, the volatile and competitive environment for Internet telephony, changes in domestic and foreign economic, market and regulatory conditions, the inherent uncertainty of financial estimates and projections, the difficulties of integrating businesses which were previously operated as stand-alone units, the creditworthiness of our customers, the uncertainties involved in certain legal proceedings, instabilities arising from terrorist actions and responses thereto, and other considerations described as "Risk Factors" in this prospectus and in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2001 and in other filings made by us with the SEC. Such factors may also cause substantial volatility in the market price of our common stock. All such forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                     SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the "Risk Factors" section, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we", "us", "our" and similar terms, as well as references to the "Company" and "ITXC", refer to ITXC and its subsidiaries and not to the selling stockholders. ITXC, WWeXchange, BestValue Routing and webtalkNOW!, and many of our product/service names referred to herein, are trademarks, service marks or trade names of the Company or its subsidiaries.

                                   The Company

            We are a leading global provider of high quality wholesale voice and fax telecommunications services. We primarily use the Internet for transport of these calls. ITXC estimates that it now ranks in the top 20 carriers in the world based on minutes of international calling, and carries 2% of all international calls worldwide. Our services allow carriers and telephony resellers to benefit from the low capital and operating costs of using the Internet for transport. We believe that our scale, reputation for high quality and ability to rapidly implement new services for our carrier customers addresses the substantial opportunities that arise from the reach and economics of the Internet.

            We have developed and deployed ITXC.net(sm), an actively-managed network overlaid on the public Internet, to deliver high quality voice and fax communications while providing our customers with the cost savings and global reach of the Internet. We believe that the rapid growth of commercial traffic on ITXC.net demonstrates that we have successfully used our proprietary BestValue Routing to address the quality problems which early attempts at voice transport on the Internet encountered.

            To date, we have concentrated our efforts on rapidly deploying ITXC.net worldwide. We have established ITXC-owned facilities in the U.S. and London and have arranged call termination and origination services with affiliates throughout the world. We have used our affiliate structure to achieve broad worldwide presence. By using the Internet for transport and our affiliates' local infrastructure for terminating voice traffic, we have developed a reliable network, which we are expanding rapidly, at substantially lower capital expense than traditional carrier networks.

            In April 1998, we introduced ITXC WWeXchange Service, the first application enabled by ITXC.net. This service provides international call completion to our customers and enables them to offer their own customers phone-to-phone global voice and fax service.

            In April 1999, we introduced a new ITXC-owned proprietary device called a SNARC, which facilitates the use of our network by our customers by enabling them to access our network directly from their own premises to originate calls. In addition, since December 1999 we have been installing similar devices on selected affiliates' premises to connect them directly to the Internet for the purpose of terminating calls originated by ITXC.net affiliates. These devices avoid the costs of dedicated connections to network hubs and improve the economics of our services to our customers. We believe that SNARCs strengthen our customers' and affiliates' relationships with us and position us to deploy additional enhanced services over ITXC.net.

            In December 1999, we commenced our first service offering as a voice application service provider, providing a service called webtalkNOW! Which allows Internet portals, Internet service providers and web sites to offer web-to-phone calling to their customers under their own brands.

            In October 2000, we consummated our acquisition of eFusion, Inc., an Oregon-based provider of Internet voice services. As a result of that transaction, e-commerce companies were able to implement ITXC Push to Talk Service, acquired with eFusion, to facilitate live voice interaction for browsing consumers or recipients of targeted emails. After experiencing disappointing revenue growth in this field, in the second and third quarters of 2001 we wrote-down most of the value of the assets that we acquired. On October 11, 2001, we sold most of the tangible and intangible assets of the e-commerce business, other than patents, to eStara, Inc., a privately held provider of web-voiced services, in exchange for a 19.9% equity position in eStara. We also granted certain patent licenses to eStara for use in the e-commerce business. We valued this investment at $700,000.

         In May 2002, ITXC purchased, through a subsidiary, the wholesale telephony assets of privately-held Nexcom Telecommunications, LLC. The assets include telephony equipment and operating facilities in 11 countries including Lithuania, Croatia, Bulgaria, and Slovakia. In addition, the agreement includes an exclusive relationship with Telekomas, a carrier in Lithuania. The purchase price paid was $9 million in cash and 533,701 shares of ITXC common stock.

            We were incorporated in Delaware in 1997. Our principal executive offices are located at 750 College Road East, Princeton, New Jersey 08540, and our telephone number is (609) 750-3333.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before investing in our notes or our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

As a company with a limited operating history in a new and rapidly changing industry, it is difficult to predict our future growth and operating results.

Our limited operating history and the rapidly changing marketplace and environment makes predicting our future growth and operating results difficult. We were incorporated in Delaware in 1997 and began our first commercial service in April 1998. Our management team and other employees have worked at ITXC for a relatively short period of time. Stockholders and potential stockholders should consider the risks and uncertainties that a company like ours will face in the rapidly evolving and highly competitive global wholesale voice market. Stockholders and potential stockholders should consider that in order to succeed we must:

     o maintain our current, and develop new, relationships with the unrelated third parties that complete voice and fax calls over our network, our affiliates, as well as with our customers;

     o    respond effectively to competitive pressures;

     o    continue to develop and upgrade our network and technology; and

     o adapt to the rapid changes in the identity and condition of other players in the industry.

If we cannot accomplish these goals, our business may not succeed.

We have not been profitable and expect future losses.

To date, we have not been profitable. We may never be profitable or, if we become profitable, we may be unable to sustain profitability. We have incurred significant losses since inception. We reported net losses of $0.6 million for the inception period from July 21, 1997 through December 31, 1997, $7.2 million for the year ended December 31, 1998, $19.7 million for the year ended December 31, 1999; $71.0 million for the year ended December 31, 2000; $176.4 million for the year ended December 31, 2001; and $6.5 million for the three months ended March 31, 2002. We expect to continue to incur significant losses for the foreseeable future. As of March 31, 2002, our accumulated deficit was $281.4 million. Our revenue may not continue to grow or may not even continue at the current level. In addition, during 2001, we determined that certain long-lived assets related to our eFusion acquisition had become impaired. As a result, we recognized a $108.0 million impairment charge, which represented an $86.7 million write-down of goodwill and a $21.3 million write-down of other intangible assets to their fair values. On October 11, 2001, we sold most of the tangible and intangible assets of our e-commerce business (other than patents) to eStara, Inc., a privately held provider of web-voiced services, in exchange for a 19.9% equity position in eStara. We granted certain patent licenses to eStara, while retaining our ownership of such patents. An additional $5.7 million impairment charge was recorded in 2001 to write-down such assets to their fair value. In addition, as part of our July and September 2001 business-reorganization plans, we recorded a charge to earnings of approximately $3.7 million.

The growth of our company depends upon the growth of the Internet, which may not continue.

The growth of our company depends on continued growth in the use of the Internet generally and on the growth in the use of the Internet through telephones and other devices, in addition to personal computers. Growth of the Internet may be inhibited by a number of factors, such as:

     o    quality of infrastructure;

     o    security concerns;

     o    technological failures, such as viruses;

     o    inconsistent quality of service; and

     o    lack of availability of cost-effective, high-speed service.

Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline.

We are growing rapidly and effectively managing our growth may be difficult.

Our business has grown rapidly in terms of customers, employees and the size of ITXC.net since our inception. This growth has placed a significant strain on our resources and systems which has resulted in fluctuations in our network expenses. Our business model depends on continued rapid growth which will put a further strain on our resources, systems and management. If we are not able to effectively manage our growth by implementing systems, expanding ITXC.net and hiring, training and managing employees, our ability to offer our services will be materially harmed.

Our business may be harmed because we rely on a third-party communications infrastructure over which we have little control.

Our service could be disrupted, our reputation could be hurt and we could lose customers, if the quality and maintenance of the third-party communications infrastructure on which we rely suffers. This infrastructure, including the Internet, is used to carry our voice traffic between our customers and affiliates. We have no control over whether the infrastructure on which we rely will be adequately maintained by these third parties or whether these third parties are able to upgrade or improve their equipment and prevent it from becoming obsolete. If these third parties fail to maintain, upgrade or improve this equipment, our business may be materially harmed. We do not control the security of the Internet and our business could be materially harmed by unauthorized activity which results in congestion, failures or deficiencies in the infrastructure.

If we cannot maintain relationships with the few vendors of gateway equipment and software upon which ITXC.net depends, our network expenses could rise significantly.

ITXC.net is currently configured to use gateway equipment and software which is primarily manufactured by three vendors, Cisco Systems, Clarent and VocalTec Communications. A gateway is a computer server that translates voice and voice-related signaling back and forth between a traditional telephone network and a data network. Gateways provided by some of these vendors are not currently interoperable with each other. Clarent has reported serious financial and business issues and we expect to phase out future deployments of Clarent gateways. If we or our affiliates are unable to maintain current purchasing terms with Cisco and VocalTec, or if those suppliers should be unwilling or unable to provide new products or support for existing products, we will have to make significant technological modifications to ITXC.net which could raise our network expenses significantly and have a material adverse affect on our business, financial condition, operating results and future prospects.

We are currently reliant on a sole supplier of PSTN switches.

At present, as a result of a recent third party acquisition, we are reliant on a sole supplier, Lucent, for our PSTN switches. Should Lucent cease to supply us with or support such switches, or significantly change the terms of supply, our financial condition, results of operations and prospects could be materially adversely affected.

Our network and equipment may not be able to handle increased traffic, which could hurt our reputation and result in a loss of customers.

While we seek to take reasonable precautions to protect our systems and infrastructure against unauthorized activities or security breaches, hackers or others may attack our systems leaving them vulnerable to unauthorized use, fraud, diminished performance or failure, or rendering our back office systems, such as billing, unable to perform properly. Any of these activities could damage our reputation, our quality or continuity of service, our ability to collect revenues or our operations and could therefore have a material adverse affect on our business, financial condition, operating results and future prospects.

Our network relies on hardware and software that we or our affiliates have developed or acquired. We expect that our network traffic and volume of simultaneous calls will increase significantly. If the hardware and software used in our network cannot accommodate this additional volume, our reputation could be damaged and we could lose customers. Failure to attract and retain affiliates and customers will harm our business.

If we are unable to attract and retain affiliates and customers, the traffic on ITXC.net may not increase and we may not be able to increase our global reach.

Our ability to attract and retain affiliates and customers will depend on a number of factors, including:

     o our ability to reach agreement with telecommunications companies, telephony resellers and Internet service providers regarding the terms and conditions applicable to our business relationship;

     o our success in marketing our services to potential new and existing affiliates and customers;

     o    pricing by traditional carriers;

     o    the rate at which we are able to deploy our network and services;

     o our ability to locate qualified foreign affiliates and call termination providers;

     o    consolidation in the telecommunications industry;

     o financial difficulties of other participants in the telecommunications industry; and

     o    the quality of the customer and technical support we provide.

Our quarterly operating results may fluctuate and could fall below expectations of investors and industry analysts, resulting in a decline in our stock price.

Our quarterly operating results have varied widely in the past and could fluctuate significantly in the future. Therefore, you should not rely on quarter-to-quarter comparisons for indications of future performance. Certain factors may influence our quarterly operating results, including:

     o the amount and timing of capital expenditures and other costs relating to the expansion of ITXC.net;

     o the introduction of new or enhanced services or changes in pricing policies by us or our competitors; and

     o economic conditions specific to the Internet or all or a portion of the technology sector.

If we cannot successfully address these factors, our operating results may fall below analyst and investor expectations and the price of our common stock could decline.

Our financial results and our operations could be materially adversely affected if it becomes necessary for us to discontinue relationships with customers who become unable to meet their payment obligations.

From time to time, we have discontinued service to companies that had originated calls over ITXC.net because of their failure to meet their payment obligations. We have in the past specifically discontinued relationships with a number of companies due to concerns about their credit status and may do so in the future. Our financial results, including revenues and selling, general and administrative expenses, and our operations could be materially adversely affected if other comparably situated customers experience similar difficulties in the future or if we continue to discontinue relationships due to credit concerns.

Our marketing efforts could be adversely affected if we are not successful in achieving development and deployment of new interoperability standards.

Deficiencies in interoperability among hardware produced by different vendors may limit our ability to grow a worldwide, fully interoperable network.

Unless an interoperability standard is widely adopted and used by manufacturers of gateways and other hardware, ITXC.net's growth may be limited. Our business model depends on the growth of ITXC.net. Without a widely adopted interoperability standard, terminators of voice traffic over the Internet may to a considerable degree be limited to only accepting voice traffic which was originated on gateways made by the same manufacturer as their terminating gateway.

Intense price competition and the nature of the calls that we place over ITXC.net may limit our revenues.

Our revenues are not solely tied to the number of minutes of calls that are placed over ITXC.net. Intense competition could reduce the prices that we charge for our services. In addition, our revenues are affected by the types of calls placed over ITXC.net. Calls placed over certain routes or to certain termination points may generate less revenue than calls of a similar duration made over different routes or to different termination points.

Changes in various markets may increase competition and lower prices in high margin routes for ITXC, which may materially adversely affect our revenues and margins.

Intense price competition could reduce the demand for our service.

We may not be able to compete successfully in the very competitive international wholesale voice market and the developing Internet telephony market. Many of our competitors are larger than us and have substantially greater financial resources than we do. The market for our services has been extremely competitive and is expected to be so for the foreseeable future. Internet protocol and Internet telephony service providers such as Concert Global Clearinghouse and iBasis and the wholesale divisions of Net2Phone and deltathree.com route traffic to destinations worldwide and compete directly with us. Other Internet telephony service providers focus on a retail customer base and may in the future compete with us. In addition, major telecommunications companies, such as AT&T, Deutsche Telekom, MCI WorldCom, Sprint and BT, have entered or could plan to enter the Internet telephony market.

If we are unable to keep up with rapid technological change in our industry in a cost-effective manner, our revenues will decrease.

The market we serve, the market for voice services over the Internet and for wholesale international call completion, is characterized by rapid technological developments, evolving industry standards and customer demands and frequent new services announcements, such as new hardware and software entrants and releases.

In order for us to remain competitive and continue positive growth of our business and increase the use of our services, we must respond to these developments quickly and in a cost-effective manner. If we fail to respond in this manner, our technology could become obsolete, our customers will choose other alternatives to transmit their traffic and our revenues will decrease.

We may need additional capital in the future to expand ITXC.net and it may not be available on acceptable terms or at all, which could force us to curtail or cease our operations.

The development of our business depends on our ability to expand the global reach of ITXC.net. The net proceeds from our stock offerings and our cash flow from operations could be insufficient to expand ITXC.net to meet future customer demands. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. We may require additional capital in the future which may not be available on terms acceptable to us or at all. If we cannot raise adequate capital on acceptable terms, we may be forced to restrict the growth of ITXC.net, we may not be able to attract new affiliates and we may have to curtail or cease our operations.

Foreign political and economic instability could harm our ability to maintain a global presence.

A key component of our business plan is our global network of affiliates. Our ability to maintain and expand our global reach may be harmed by foreign political and economic instability. The following factors may inhibit our ability to maintain and expand our global presence:

     o    potentially longer payment cycles outside of the U.S.;

     o    difficulty in collecting accounts receivable from foreign affiliates;

     o    weaknesses in particular foreign economies;

     o    changes in diplomatic and trade relationships;

     o    foreign taxes; and

     o the economic and administrative burdens of complying with a variety of foreign laws, trade standards, tariffs and trade barriers.

There are several uncertainties that arise from integrating the assets of the wholesale business purchased from Nexcom Telecommunications, LLC into ITXC's existing business.

The process of integrating separate businesses, especially when they are as geographically separated as ITXC, primarily located in New Jersey, and the assets of the wholesale telephony business of Nexcom Telecommunications, LLC, which operates in several Eastern European countries, some of which were part of the former Soviet Union, involves a number of special risks, including:

     o the possibility that the business cultures of our two companies may not mesh;

     o the possibility that management may be distracted from regular business concerns by the need to integrate operations;

     o    unforeseen difficulties in integrating operations and systems;

     o problems in retaining the employees of the acquired company and potentially losing existing ITXC employees;

     o    challenges in retaining customers; and

     o potential adverse effects on operating results, including if ITXC must take restructuring or other charges as a result of the acquisition.

This transaction involves the combination of assets from two significantly different businesses. As a result, management may be required to respond to business issues that differ from the types of business issues that they have typically confronted. At least one key employee hired from Nexcom may retain an interest in Nexcom's retail operations, posing a risk of conflicts of interest or perceived favoritism which could affect other customers.

The wholesale business, of which we acquired assets from Nexcom
Telecommunications, LLC, operates in countries in Eastern Europe and countries of the former Soviet Union, which are subject to political, economic and other uncertainties that could adversely affect our operations in that region.

Although we have affiliates throughout the world, through our acquisition in May 2002 of the assets of the wholesale telephony business formerly operated by Nexcom Telecommunications, LLC, we acquired operations in Eastern European countries and countries of the former Soviet Union that are now owned by a subsidiary of ITXC. These operations are subject to a number of conditions endemic to Eastern European countries and countries of the former Soviet Union, including:

     o Political instability. The present governmental arrangements in some of the Eastern Europe and countries of the former Soviet Union in which we now have operations were established relatively recently, when they replaced former communist regimes.

          If they fail to maintain the support of their citizens, these governments could themselves be replaced by other institutions which may not continue the policies or legal systems currently in place. Additionally, the region may be more prone to civil unrest and war than the other countries in which we have directly or indirectly-owned operations, such as the United States and the United Kingdom. There is also a risk that governments of these countries could seek to nationalize, expropriate or otherwise take over our operations.

     o Social, economic and legal instability. The political institutions in Eastern Europe and countries of the former Soviet Union have recently become more fragmented, and the economic institutions of these countries have recently been converted to a market economy from a planned economy. New laws have recently been introduced, and the legal and regulatory regimes in such regions are often vague, containing gaps and inconsistencies, and are subject to amendment. Application and enforceability of these laws may also vary widely from region to region within these countries. There may not be clear jurisdictional delineations among central, regional and local authorities in these countries. Social, economic and legal instability have accompanied these changes due to many factors, which include: low standards of living, high unemployment, undeveloped and constantly changing legal and social institutions, and conflicts with neighboring countries. Local practices in some countries may also entail risks of violation of United States law respecting foreign corrupt practices.

     o Inadequate or deteriorating infrastructure. Eastern European and former Soviet Union countries often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure improvements to deteriorate. The lack of necessary infrastructure improvements, including the telecommunications systems in those countries, can adversely affect operations. The governments of these countries may reorganize or regulate the existing telecommunications systems in these countries in a manner that would be adverse to our business. In some of these countries, foreign investment is viewed negatively.

     o Currency risks. Although the currencies of most Eastern European and former Soviet Union countries are presently convertible into U.S. dollars, there is no assurance that convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. In addition, the ability to transfer currencies into or out of these countries may be restricted or limited in the future. Defaults on internal and international debt may destabilize currencies and countries.

     o Tax risks. Countries in Eastern Europe and of the former Soviet Union frequently add to or amend existing taxation policies in reaction to economic conditions including state budgetary and revenue shortfalls. Our operations in these countries may become subject to changing taxation policies, including the possible imposition of confiscatory excess profits, production, remittance, export and other taxes and restrictions on transferring cash.

     o Attracting and retaining qualified management. The success of our operations in Eastern Europe depends on our ability to attract and retain qualified management in these countries who are familiar not only with our business and our industry, but also with the commercial practices and economic and political environments in those countries.

Damage to our systems and network could interrupt our service and result in reduced revenue and harm to our reputation.

Our operations are dependent on our ability to maintain the components of ITXC.net and our other computer and telecommunications systems and equipment in effective working order. Our systems may be damaged by natural disasters, equipment failure, terrorism or acts of war, or intentional acts of vandalism. If we fail to safeguard our systems and network and experience frequent or long system delays or interruptions, we may not be able to provide our service in a consistent and cost-effective manner--which will result in reduced revenue and harm to our reputation.

Our proprietary rights may be difficult to protect or maintain.

Our efforts to protect our intellectual property rights through patent, copyright, trademark and trade secret laws in the U.S. and in other countries may not prevent misappropriation, and our failure to protect our proprietary rights could materially adversely affect our business, financial condition, operating results and future prospects.

A third party could, without authorization, copy or otherwise appropriate our proprietary network information. Our agreements with employees and others who participate in development activities could be breached, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or independently developed by competitors.

A third party could challenge our granted patents or make an infringement claim against the company seeking a substantial monetary award or to obtain injunctive relief that could effectively block our ability to provide services in the United States or abroad. Such cases, even if baseless, could divert company resources and management attention to defend our rights, which could materially adversely affect our ability to operate.

We rely upon license agreements with respect to our use of the software and hardware provided to us by our vendors. Those license agreements may not continue to be available to us on acceptable terms or at all.

Additional acquisitions may disrupt our business, divert the attention of our management and require significant capital infusions.

Our industry is characterized by growth through acquisitions. To compete effectively, we expect to make investments in complementary companies, technologies or assets and may consider a number of acquisitions, significant and otherwise, at any one time. Acquisitions could disrupt our ongoing business, distract the attention of our small number of senior managers, make it difficult to maintain our network and operational standards, controls and procedures and subject us to risks that are different, in nature and magnitude, than the risks we currently face.

We also may not be able to successfully integrate the services, products and personnel of any acquisition into our operations. We may be required to incur a significant amount of debt or issue a significant number of equity securities, which may dilute our stockholders' equity interest substantially, to pay for acquisitions and may be required to invest a substantial amount of cash to support the further development of any companies that we may acquire. Our acquisitions may not result in any return, or a sufficient return, on our investment and we may lose all or a substantial portion of our investment.

Our success is dependent on the continued service of our key management and technical personnel.

Our future success depends, in part, on the continued service of our key management and technical personnel, including Tom I. Evslin, Edward B. Jordan and other senior executive officers. If any of those individuals were unable or unwilling to continue in their present positions, our business, financial condition, operating results and future prospects could be materially adversely affected. We do not carry key person life insurance on our personnel and most executives do not have an employment agreement.

We may have difficulty attracting and retaining the skilled employees we need to execute our growth plan.

From time to time we have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees. Our future success depends on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Competition for the most highly qualified employees in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future.

Foreign operations conducted by us and by intermediaries that assist us could be impaired by the behavior of the persons providing those services in foreign countries.

We do business in and with entities in many foreign countries and at times use sales agents or other intermediaries to assist in the procurement of business. Although our policies require compliance with the United States Foreign Corrupt Practices Act and ethical business standards, it is possible that there may be violations of such standards or allegations of such violations, which could adversely affect the business and could also impair the Company's ability to do business in particular countries.

Future government regulation and legal uncertainties could affect our ability to provide our services.

Our business, financial condition, operating results and future prospects could be materially adversely affected if Congress, the Federal Communications Commission, state regulatory authorities, foreign governments or other bodies begin to regulate, tax, or, in the case of certain foreign governments, prohibit Internet telephony.

United States. Although our services are not currently actively regulated by the FCC, aspects of our operations may be subject to state or federal regulation in the future. Increased regulation of the Internet may slow its growth, and impact our cost of providing our service over the Internet. In addition, the FCC may in the future impose surcharges or other regulations upon us which could materially adversely affect our business, financial condition, operating results and future prospects.

The FCC has considered whether to impose surcharges or other common carrier regulations upon certain providers of Internet telephony, primarily those which, unlike ITXC, provide Internet telephony services directly to end users. While the FCC has presently refrained from such regulation, the regulatory classification of Internet telephony remains unresolved. If the FCC were to determine that certain Internet-related services including Internet telephony services are subject to FCC regulations as telecommunications services, the FCC could subject providers of such services to traditional common carrier regulation, including requirements to make universal service contributions, and pay access charges to local telephone companies. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation that would apply to Internet telephony providers. Any such determinations could materially adversely affect ITXC's business, financial condition, operating results and future prospects to the extent that any such determinations negatively affect the cost of doing business over the Internet or otherwise slow the growth of the Internet. Congressional dissatisfaction with FCC conclusions could result in requirements that the FCC impose greater or lesser regulation, which in turn could materially adversely affect ITXC's business, financial condition, operating results and future prospects.

State regulatory authorities may also retain jurisdiction to regulate certain aspects of the provision of intrastate Internet telephony services. Several state regulatory authorities have initiated proceedings to examine the regulation of such services. Others could initiate proceedings to do so.

A wide variety of taxes may be applied to certain aspects of telecommunications services, domestically and internationally. In the event that applicable authorities conclude that taxes apply to aspects of our business that we have concluded are exempt from tax, or apply taxing methodologies different from those than we have applied, we could be faced with additional costs and potential back tax bills, interest or penalties. Because a wide variety of agencies have jurisdiction over such taxes, and because the statutory authority and applicable regulations vary significantly, uniform results may be difficult to achieve or predict. Adverse rulings could negatively impact our business, operating results, financial condition or future prospects.

International. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more foreign countries could materially adversely affect our business, financial condition, operating results and future prospects. Our failure to qualify to do business in a foreign jurisdiction in which we are required to do so or to comply with foreign laws and regulations could harm our ability to conduct international operations.

The regulatory treatment of Internet telephony outside of the U.S. varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony also prohibit Internet telephony. Other countries permit but regulate Internet telephony. Some countries will evaluate proposed Internet telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries, Internet telephony has not yet been addressed by legislation or regulation. Increased regulation of the Internet and/or Internet telephony providers or the prohibition of Internet telephony in one or more countries could materially adversely affect our business, financial condition, operating results and future prospects.

ITXC cannot provide assurances that the services provided over ITXC.net will not be deemed voice telephony subject to heightened regulation by one or more member states. Moreover, ITXC cannot provide assurances that the failure of ITXC or any of its customers or affiliates to obtain any necessary authorizations will not have a material adverse effect on ITXC's business, financial condition, operating results and future prospects.

Our customers and affiliates may also currently be, or in the future may become, subject to requirements to qualify to do business in a particular foreign country, to otherwise comply with regulations, including requirements to obtain authorization, or to cease from conducting their business as conducted in that foreign country. We cannot be certain that our customers and affiliates either are currently in compliance with any such requirements, will be able to comply with any such requirements, and/or will continue in compliance with any such requirements. The failure of our customers and affiliates to comply with such requirements could materially adversely affect our business, financial condition, operating results and future prospects.

Additionally, it is possible that laws--new or already in existence--may be applied by the U.S. and/or other countries to transport services provided over the Internet, including laws governing:

     o    sales and other taxes;

     o    user privacy;

     o    pricing controls;

     o    characteristics and quality of products and services;

     o    consumer protection;

     o cross-border commerce, including laws that would impose tariffs, duties and other import restrictions; and

     o other claims based on the nature and content of Internet materials, including claims of defamation, negligence and the failure to meet necessary obligations.

If such laws are applied to our services, our ability to conduct our business could be materially adversely affected.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

Provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions of our certificate of incorporation and by-laws:

     o establish a classified board of directors in which only a portion of the total number of directors will be elected at each annual meeting;

     o    authorize the board to issue preferred stock;

     o    prohibit cumulative voting in the election of directors;

     o    limit the persons who may call special meetings of stockholders;

     o    prohibit stockholder action by written consent; and

     o establish advance notice requirements for nominations for the election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our stockholders will experience dilution when we issue the additional shares of common stock that we are permitted or required to issue under options, warrants and our employee stock purchase plan.

Stockholders should be aware that we are permitted, and in some cases obligated, to issue shares of common stock. If and when we issue these shares, the percentage of the common stock that existing stockholders own will be diluted. The following is a summary of additional shares of common stock that we have currently reserved for issuance as of March 31, 2002:

     o 10,183,536 shares are issuable upon the exercise of options or other benefits under our stock incentive plan, consisting of:

          o outstanding options to purchase 6,190,001 shares at a weighted average exercise price of $5.20 per share, of which options covering 2,383,445 shares were exercisable as of March 31, 2002; and

          o 3,993,535 shares available for future awards after March 31, 2002;

     o 879,766 shares are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $.85 per share; and

     o    1,439,525 shares are issuable under our employee stock purchase plan.

The stock prices of Internet and telecommunications-related companies such as ours are highly volatile and could change unexpectedly resulting in costly litigation and harm to our business.

The market price of our common stock is subject to significant fluctuations. Many companies in our industry have been the subject of class action litigation by investors following periods of volatility in the price of their publicly traded securities. If the market value of our common stock experiences adverse fluctuations, and we become the subject of this type of litigation, regardless of the outcome, we will incur substantial legal costs. In addition, this type of litigation may strain our resources and divert management attention, causing our business to suffer.

We are involved in several lawsuits, the outcome of which we cannot predict.

We are now named as a defendant in a securities class action relating to the distribution of shares in our initial public offering and secondary offering which has been consolidated with many other similar lawsuits involving other companies. We are also a defendant in other litigation described more fully in our Annual Report on Form 10-K. Litigation of such matters may present a drain on the management and financial resources of the Company and adverse outcomes in such lawsuits could materially adversely affect our financial condition or operating results.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholder of common stock.

                           DESCRIPTION OF COMMON STOCK

            This is a summary of the material terms and provisions of ITXC's capital stock and we refer you to ITXC's third restated certificate of incorporation, which has been incorporated by reference as an exhibit to the registration statement of which this document is a part.

            ITXC's authorized capital stock consists of 400,000,000 shares of common stock, par value $.001 per share, and 15,000,000 shares of preferred stock, par value $.001 per share. As of March 31, 2002, ITXC's outstanding capital stock consisted of 45,828,390 shares of common stock. No other shares of any class or series were issued or outstanding as of March 31, 2002. In addition, the following shares of common stock were reserved for issuance as of March 31, 2002:

     o 879,766 shares were reserved for issuance upon the exercise of warrants at a weighted exercise price of $.85 per share;

     o 6,190,001 shares were reserved for issuance upon exercise of outstanding stock options granted under ITXC's stock incentive plan;

     o 3,993,535 shares were reserved for issuance upon the exercise of stock options or other benefits which may be granted under ITXC's stock incentive plan; and

     o 1,439,525 shares were reserved for issuance under ITXC's employee stock purchase plan.

Common Stock

            Voting Rights. Each holder of shares of ITXC common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulate votes in the election of directors.

            Dividend Rights. The holders of common stock are entitled to dividends and other distributions if, as and when declared by ITXC's board of directors out of assets legally available therefor, subject to the rights of any holder of preferred stock.

            Other Rights. Upon the liquidation, dissolution or winding up of ITXC, the holders of shares of ITXC common stock would be entitled to share pro rata in the distribution of all of ITXC's assets remaining available for distribution after satisfaction of all of ITXC's liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of ITXC's common stock have no preemptive or other subscription rights to purchase shares of ITXC. No share of ITXC's common stock issued in connection with or outstanding prior to the date of this document is subject to any assessment.

Preferred Stock

            ITXC's board of directors has the authority, without further action by the stockholders, to issue ITXC's authorized and unissued shares of preferred stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications relating to each such series. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of ITXC common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of ITXC common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of the ITXC common stock. While ITXC has no present intention to issue shares of preferred stock, any such issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of ITXC.

Registration Rights

            Under a registration rights agreement, certain of ITXC's stockholders have the right, under certain circumstances and subject to certain conditions, to require ITXC to register under federal law shares of ITXC's common stock held by them. Subject to certain conditions and exceptions, such investors also have the right to require that shares of common stock held by them be included in any registration under federal law commenced by ITXC. The registration rights agreement provides that ITXC will pay all expenses in connection with the registrations requested by such stockholders. The registration rights agreement also provides that ITXC will indemnify the stockholders for certain liabilities they may incur under the securities laws.

Certain Change of Control Provisions

            ITXC is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in certain business combinations with a 15% stockholder for a period of three years following the date the person became a 15% stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became a 15% stockholder is approved in a prescribed manner. Generally, the business combinations covered by this statute include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the 15% stockholder. In determining whether a stockholder is a 15% stockholder, the Delaware statute generally includes the voting shares owned by the stockholder and the stockholder's affiliates and associates.

            The authorization of undesignated preferred stock makes it possible for ITXC's board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ITXC.

            ITXC's third restated certificate of incorporation provides for staggered terms for members of ITXC's board of directors and eliminates the right of stockholders to act without a meeting. Additionally, ITXC's bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. The amendment of any of these provisions requires approval of at least two-thirds of ITXC's outstanding common stock.

            The above-mentioned provisions of Delaware law and of ITXC's third restated certificate of incorporation and bylaws may have the effect of delaying, deterring or preventing a change in control of ITXC, may discourage bids for the common stock at a premium over the prevailing market price, and may adversely affect the market price, and the voting and other rights of the holders, of the common stock.

                               SELLING STOCKHOLDER

         This Prospectus covers the offer and sale by the selling stockholder identified below of the shares listed in the table. Our registration of these shares for resale does not necessarily mean that the selling stockholder will sell all or any of the shares. Unless set forth below, to our knowledge, the selling stockholder does not have, nor within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

         In connection with the purchase by one of our subsidiaries of assets of the wholesale business operated by Nexcom Telecommunications, LLC, in Albania, Armenia, Belarus, Bosnia, Bulgaria, Croatia, Estonia, Lithuania, Romania, Serbia, and Slovakia, we issued to Nexcom 533,701 shares of our common stock and paid to Nexcom $9 million. 275,459 of those shares and $1.5 million are subject to an escrow agreement supporting Nexcom's indemnification obligations to ITXC. That escrow agreement expires on May 2, 2003. Unless we make claims against the escrowed shares and cash before May 2 2003, the 275,459 shares and the $1.5 million in cash will be released to Nexcom on May 2, 2003.

                                                Shares Owned                                        Shares Owned
Name of Selling Stockholder                   Prior to Offering             Number of              After Offering
and Relationship to ITXC                       (#)          (%)        Shares Being Offered       (#)         (%)
---------------------------------------------------------------------------------------------------------------------
Nexcom Telecommunications, LLC(1)          533,701(2)        *              533,701(2)             0           -

--------------------------
   (1) Mr. Christopher Haller, a member of Nexcom Telecommunications, LLC, became an employee of ITXC in May 2002 in connection with the purchase of assets by a subsidiary of ITXC of the wholesale telephony business formerly operated by Nexcom. Nexcom previously supplied termination services to us under contract.

   (2) 275,459 of those shares of common stock are subject to an escrow agreement which expires on May 2, 2003.

                              PLAN OF DISTRIBUTION

         We are registering the shares of our common stock to permit public secondary trading of these shares by the selling stockholder from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the shares of our common stock covered by this prospectus.

         We will not receive any of the proceeds from the offering of the shares of our common stock by the selling stockholder. The shares of common stock may be sold from time to time directly by the selling stockholder or, alternatively, through underwriters, broker-dealers or agents. If shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agents' commissions.

         The shares of common may be sold:

               o    in one or more transactions at fixed prices,

               o    at prevailing market prices at the time of sale,

               o    at varying prices determined at the time of sale or

               o    at negotiated prices.

These sales may be effected in transactions which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

               o on any national securities exchange or quotation service on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale,

               o    in the over-the-counter market,

               o in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market; or

               o    through the writing of options.

         In connection with sales of shares of common stock, any selling stockholder may:

               o enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume;

               o sell short and deliver shares of common stock to close out the short positions; or

               o loan or pledge shares of common to broker-dealers that in turn may sell the shares.

         Our outstanding common stock is quoted on the Nasdaq National Market System.

         The selling stockholder and any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares of common may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling stockholder on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

         We cannot assure investors that the selling stockholder will sell any or all of the shares of common stock described in this prospectus, and the selling stockholder may transfer, devise or gift the securities by other means not described in this prospectus.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for ITXC by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution.

The following table sets forth an estimate of the expenses that will be incurred by the Registrant in connection with the sale and distribution of the notes and common stock being registered in this registration statement.

Securities and Exchange Commission registration fee ........      $   234
Printing and engraving expenses ............................        2,500
Legal fees and expenses ....................................        2,500
Accounting fees and expenses................................        2,500
Miscellaneous ..............................................        2,500

Total ......................................................      $10,234
                                                                   ======

Item 15.  Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (DGCL), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in good faith and in a manner he believed to be in (or not opposed to) the interests of the corporation, and, in the case of a criminal proceeding, he had no reason to believe his conduct was unlawful. Our certificate of incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of ITXC, or is or was serving at our request as a director, officer, employee, manager or agent of another entity, against certain liabilities, costs and expenses. It further permits us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ITXC, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

                                     -II-1-

Article NINTH of our Certificate of Incorporation contains the following provision regarding limitation of liability of our directors and officers: "No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit."













                                     -II-2-

Item 16.  Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number                                 Description

3.1      Third Restated Certificate of Incorporation, as amended. (1)

3.2      By-laws. (2)

5.1      Opinion of Lowenstein Sandler PC

23.1     Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

23.2     Consent of Ernst & Young LLP, Independent Auditors

24.1     Powers of Attorney.

     (1) Incorporated by reference to Exhibit 4.1 of the registrant's Registration Statement on Form S-8 (No. 333-47902).

     (2) Incorporated by reference to Exhibit 3.2 of the registrant's Annual Report on Form 10-K for the year ended December 31, 1999.







                                     -II-3-

Item 17.     Undertakings.

The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

                   (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

                   (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                   provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
                   Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a


                                     -II-4-
       new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.












                                     -II-5-

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on May 9, 2002.

                                ITXC CORP.

                                By: Edward B. Jordan
                                ------------------------------------------------
                                Edward B. Jordan, Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 9th day of May, 2002.


       Name                                       Title
       ----                                       -----

       /s/ Tom I. Evslin*                         Chairman, President and Chief
       -----------------------------------        Executive Officer
       Tom I. Evslin


       /s/ Edward B. Jordan                       Chief Financial and
       -----------------------------------        Accounting Officer and
       Edward B. Jordan                           Director


       /s/ Liam Strong*                           Director
       -----------------------------------
       Liam Strong


       /s/ Frank Gill*                            Director
       -----------------------------------
       Frank Gill


       /s/ Frederick R. Wilson*                   Director
       -----------------------------------
       Frederick R. Wilson

*By:   Edward B. Jordan
       -------------------------------
       Edward B. Jordan
       Attorney-in-Fact